Exhibit 99.01

CITADEL EFT, INC (CDFT) RECEIVES NOTICE OF $1M BANK DEPOSIT

OCEANSIDE, CA—February 11, 2014 - Citadel EFT, Inc. (OTCQB: CDFT) announces that the Company has received written notice and a recent bank statement for $1,000,000.00 (One Million USD) deposited on their behalf. $4,000,000 (Four Million USD) will be posted and confirmed upon official receipt, according to certain agreements in place are met. As previously announced, these funds were posted to provide a “Standby Letter of Credit” (SBLC) provider with proof of available funds.

A $200,000,000.00 (Two Hundred Million USD) SBLC will be issued, upon the satisfaction of the necessary documentation, by a top 25 Global Bank, transferred and monetized by an active 3rd party credit facility located here in the United States with a top 5 US Bank, as referenced in the January 14, 2014 release.

A company spokesman said, “The one million dollars we now have in escrow will serve the same purpose and functions as we previously stated in the announcement made January 14, 2014, which conditions had yet to be entirely met.”

About Citadel EFT, Inc:

Citadel EFT, Inc. http://www.credit-card-processing.com has been helping companies for over 20 years establish a merchant account for credit card processing. Citadel has no monthly fee and no minimums for our credit card service. As a merchant of ours, you can process credit cards like Visa, MasterCard, Discover, American Express, EBT, Checks and ATM Cards, Citadel ships your credit card machine, free of charge.

FORWARD LOOKING STATEMENT

CDFT cautions that statements made in the press release constitute forward-looking statements, and not guarantees of future performance, and the actual results or developments may differ materially from projections in the forward-looking statements. Forward-looking statements are based on estimates and opinions of management at the time the statements are made.

Contact:

Gary DeRoos, CEO

Tel: 714-423-0701

Email Contact:

citadeleftinc@gmail.com